EXHIBIT 99.1

Contact: David L. Morash (858) 560-1301

News Release

REMEC Announces Second Quarter FY 2004 Results

SAN DIEGO, CA — September 8, 2003 — REMEC, Inc. (NASDAQ: REMC), announced results for its second quarter of fiscal 2004 that ended August 1, 2003.

Net sales for the three and six months ended August 1, 2003 were a record $86.2 million and $167.5 million, respectively, compared to $53.5 million and $112.6 million for the comparable prior year periods. The net loss for the three months ended August 1, 2003, was ($3.6) million, or ($0.06) per diluted share compared to a net loss of $(10.9) million, or ($0.24) per diluted share in the comparable prior year period. The net loss for the six months ended August 1, 2003 was ($10.7) million, or ($0.18) per diluted share compared to ($16.0) million, or ($0.35) per diluted share for the same period last year.

Discussion of results:

•	Second quarter sales increased 61% over the comparable prior year quarter.

•	Comprised of an 89% increase in Commercial sales and a 13% Defense increase.

•	This represented our fourth consecutive quarterly sales increase overall.

•	The increase in sales was 6% on a sequential basis.

•	Ongoing strengthening of demand for our commercial products should lead to increases in net sales during the remainder of fiscal 2004.

•	Despite price erosion in certain commercial markets, consolidated gross profit as a percentage of net sales increased to 24.3% for the second quarter of fiscal 2004 from 7.5% reported in the comparable prior year period.

•	Second quarter gross profit increased 421% to $20.9 million in comparison to $4.0 million for the same period last year.

•	The improvement in gross profit as a percentage of net sales represented the fourth consecutive quarterly increase primarily as a result of increased sales volume, productivity improvements and reduced supply chain costs.

•	Second quarter results also benefited from the sale of $2.8 million of low cost inventory obtained in the acquisition of Spectrian.

•	Selling, general and administrative (SG&A) costs were $13.4 million in the second quarter of fiscal 2004, representing an increase of 16% in comparison to the comparable prior year period. The primary factor in the growth of SG&A was the addition of the Spectrian sales force, a major boost to the establishment of REMEC’s global sales force.

•	Second quarter research and development costs of $12.4 million included a non-cash charge of $425,000 resulting from the closure of two development facilities.

•	Excluding this charge, R&D expenses increased 54% in comparison to the comparable prior year period.

•	Results for the second quarter also include an additional non-cash restructuring charge of $378,000 related to the sub-lease of two facilities closed as part of our fiscal 2002 restructuring plan.

•	The increase in our operating expenses was primarily the result of the $0.8 million of site related charges described above and our acquisition of Spectrian Corporation in December 2003 and, to a lesser extent, our acquisition of Himark Corporation in June 2004.

•	Excluding the site closure and restructuring related charges, operating expenses declined $1.2 million from the first quarter of fiscal 2004.

•	Other income reflects the recognition of an unrealized gain of $1.7 million related to foreign currency forward contracts.

•	Cash and short-term investments decreased by $12.8 million during the second quarter—$2.6 was used to purchase capital equipment, $1.8 million was used in connection with our acquisition of Himark and the remainder was used primarily to support a build up of inventories for the anticipated expansion of our commercial business.

Commenting on the results, Ron Ragland, Chairman and Chief Executive Officer of REMEC said, “Continued improvement in sales and gross margins, as well as reduction in operating expenses and critical competitive wins, supports our confidence in REMEC’s game plan to exit FY’04 with sustainable growth and profitability. In addition to continued strong market share gains, we believe that the OEM and service provider customers are again spending on wireless infrastructure. Our Defense and Space Group continues to perform at record levels, while we continue to improve the performance of our Commercial Group. The acquisition of Himark expands our ability to serve the China marketplace and provides important momentum and competitive advantage in achieving our goal of a near term return to profitability and a strong second half performance.”

For more information

Management will be holding a conference call to discuss quarterly earnings today, at 2:00 p.m. Pacific Daylight Time (Los Angeles). To participate on the conference call within the U.S., please call (800) 478-6251, confirmation code 507695. From outside the U.S., please call (913) 981-5558, confirmation code 507695, ten minutes prior to the scheduled time of the call. To listen to the rebroadcast, which will play for seven days, call 888/203-1112 domestically or 719/457-0820 internationally, with the confirmation code 507695.

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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REMEC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended		Six months ended
	August 1, 2003	August 2, 2002	August 1, 2003	August 2, 2002
	(unaudited)
Net sales	$86,199	$53,488	$167,549	$112,551
Cost of sales	65,258	49,470	129,184	98,600

Gross profit	20,941	4,018	38,365	13,951

Operating expenses:
Selling, general and administrative	13,394	11,583	27,533	21,138
Restructuring charge	378	—	378	—
Research and development	12,386	7,783	24,837	15,611

Total operating expenses	26,158	19,366	52,748	36,749

Loss from operations	(5,217)	(15,348)	(14,383)	(22,798)
Gain on sale of facility	—	—	945	—
Interest income and other, net	1,654	650	2,661	827

Loss before income taxes	(3,563)	(14,698)	(10,777)	(21,971)
Credit for income taxes	(5)	(3,823)	(108)	(5,932)

Net loss	$(3,558)	$(10,875)	$(10,669)	$(16,039)

Net loss per common share:
Basic	$(0.06)	$(0.24)	$(0.18)	$(0.35)

Diluted	$(0.06)	$(0.24)	$(0.18)	$(0.35)

Shares used in computing net loss per common share:
Basic	58,520	45,320	57,944	45,268

Diluted	58,520	45,320	57,944	45,268

REMEC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	August 1, 2003	January 31, 2003
	(unaudited)
ASSETS
Cash and cash equivalents	$58,270	$64,900
Short-term investments	15,145	12,449
Accounts receivable, net	52,782	48,335
Notes and other receivables	4,156	4,818
Inventories, net	67,088	53,117
Other current assets	6,706	5,201

Total current assets	204,147	188,820

Property, plant and equipment, net	78,171	86,182
Restricted cash	569	17,049
Goodwill, net	47,280	36,679
Intangible assets, net	3,586	3,950
Other assets	6,410	6,046

	$340,163	$338,726

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$40,377	$33,444
Accrued expenses and other current liabilities	36,151	40,353

Total current liabilities	76,528	73,797
Deferred income taxes and other long-term liabilities	3,606	2,358
Shareholders’ equity	260,029	262,571

	$340,163	$338,726